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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 4)*


                                 SRS Labs, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   78464M 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [ ]    Rule 13d-1(b)
           [ ]    Rule 13d-1(c)
           [X]    Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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---------------------                                          -----------------
CUSIP No. 78464M 10 6              SCHEDULE 13G                Page 2 of 8 Pages
---------------------                                          -----------------

--------------------------------------------------------------------------------
     1      NAMES OF REPORTING PERSONS OR
            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

            Thomas C.K. Yuen
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (SEE INSTRUCTIONS)                                           (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
     3      SEC USE ONLY


--------------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.
--------------------------------------------------------------------------------
                                             5      SOLE VOTING POWER

                                                    455,500
                                             -----------------------------------
             NUMBER                          6      SHARED VOTING POWER
           OF SHARES
          BENEFICIALLY                              2,645,970
             OWNED                           -----------------------------------
            BY EACH                          7      SOLE DISPOSITIVE POWER
           REPORTING
            PERSON                                  455,500
             WITH                            -----------------------------------
                                             8      SHARED DISPOSITIVE POWER

                                                    2,645,970
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,101,470
--------------------------------------------------------------------------------
   10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                      [X]

--------------------------------------------------------------------------------
   11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            24.1%
--------------------------------------------------------------------------------
   12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
--------------------------------------------------------------------------------

---------------------                                          -----------------
CUSIP No. 78464M 10 6              SCHEDULE 13G                Page 3 of 8 Pages
---------------------                                          -----------------

--------------------------------------------------------------------------------
     1      NAMES OF REPORTING PERSONS OR
            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

            Misako Yuen
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (SEE INSTRUCTIONS)                                           (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
     3      SEC USE ONLY


--------------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.
--------------------------------------------------------------------------------
                                        5      SOLE VOTING POWER

                                               -0-
                                        ----------------------------------------
           NUMBER OF                    6      SHARED VOTING POWER
            SHARES
         BENEFICIALLY                          2,645,970
            OWNED                       ----------------------------------------
           BY EACH                      7      SOLE DISPOSITIVE POWER
          REPORTING
           PERSON                              -0-
            WITH                        ----------------------------------------
                                        8      SHARED DISPOSITIVE POWER

                                               2,645,970
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,645,970
--------------------------------------------------------------------------------
   10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                       [X]

--------------------------------------------------------------------------------
   11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            21.0%
--------------------------------------------------------------------------------
   12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
--------------------------------------------------------------------------------

---------------------                                          -----------------
CUSIP No. 78464M 10 6              SCHEDULE 13G                Page 4 of 8 Pages
---------------------                                          -----------------

--------------------------------------------------------------------------------
     1      NAMES OF REPORTING PERSONS OR
            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

            Thomas Yuen Family Trust
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (SEE INSTRUCTIONS)                                           (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
     3      SEC USE ONLY


--------------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.
--------------------------------------------------------------------------------
                                             5      SOLE VOTING POWER

                                                    -0-
                                             -----------------------------------
             NUMBER                          6      SHARED VOTING POWER
           OF SHARES
          BENEFICIALLY                              2,645,970
             OWNED                           -----------------------------------
            BY EACH                          7      SOLE DISPOSITIVE POWER
           REPORTING
            PERSON                                  -0-
             WITH                            -----------------------------------
                                             8      SHARED DISPOSITIVE POWER

                                                    2,645,970
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,645,970
--------------------------------------------------------------------------------
   10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                      [X]

--------------------------------------------------------------------------------
   11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            21.0%
--------------------------------------------------------------------------------
   12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            OO
--------------------------------------------------------------------------------

---------------------                                          -----------------
CUSIP No. 78464M 10 6               SCHEDULE 13G               Page 5 of 8 Pages
---------------------                                          -----------------

ITEM 1(a). NAME OF ISSUER:

           SRS Labs, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           2909 Daimler Street, Santa Ana, California 92705

ITEM 2(a). NAMES OF PERSONS FILING:

           Thomas C.K. Yuen, Misako Yuen and the Thomas Yuen Family Trust

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           SRS Labs, Inc.
           2909 Daimler Street
           Santa Ana, California 92705

ITEM 2(c). CITIZENSHIP:

           Thomas C.K. Yuen and Misako Yuen are citizens of the U.S.A. and the Thomas Yuen Family Trust is a trust formed under the laws of the State of California.

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Common Stock

ITEM 2(e). CUSIP NUMBER:

           78464M 10 6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

           (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.78o);

           (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                   78c);

           (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

           (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

           (e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

           (f) [ ] An employee benefit plan or endowment fund in accordance with
                   Section 240.13d-1(b)(1)(ii)(F);

           (g) [ ] A parent holding company or control person in accordance with
                   Section 240.13d-1(b)(1)(ii)(G);

           (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

           (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

           (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

           If this statement is filed pursuant to Section 240.13d-1(c), check this box [ ].

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---------------------                                          -----------------
CUSIP No. 78464M 10 6               SCHEDULE 13G               Page 6 of 8 Pages
---------------------                                          -----------------

ITEM 4. OWNERSHIP.

        (a) AMOUNT BENEFICIALLY OWNED:

            Thomas C.K. Yuen                                3,101,470
            Misako Yuen                                     2,645,970
            Thomas Yuen Family Trust                        2,645,970

        (b) PERCENT OF CLASS:

            Thomas C.K. Yuen                                    24.1%
            Misako Yuen                                         21.0%
            Thomas Yuen Family Trust                            21.0%

        (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                  Thomas C.K. Yuen                            455,500
                  Misako Yuen                                       0
                  Thomas Yuen Family Trust                          0

            (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                  Thomas C.K. Yuen                          2,645,970
                  Misako Yuen                               2,645,970
                  Thomas Yuen Family Trust                  2,645,970

            (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                  Thomas C.K. Yuen                            455,500
                  Misako Yuen                                       0
                  Thomas Yuen Family Trust                          0

            (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                  Thomas C.K. Yuen                          2,645,970
                  Misako Yuen                               2,645,970
                  Thomas Yuen Family Trust                  2,645,970

---------------------                                          -----------------
CUSIP No. 78464M 10 6               SCHEDULE 13G               Page 7 of 8 Pages
---------------------                                          -----------------

         The shares beneficially owned by Thomas C.K. Yuen, Misako Yuen and the Thomas Yuen Family Trust include 2,645,970 shares held by the Thomas Yuen Family Trust, of which Mr. and Mrs. Yuen are co-trustees. The shares beneficially owned by Thomas C.K. Yuen also include 312,674 shares issuable to Mr. Yuen upon exercise of stock options that vest on or before March 1, 2001, and Mr. Yuen's beneficial ownership of such shares is subject to applicable community property laws. The shares beneficially owned by Mr. and Mrs. Yuen and the Thomas Yuen Family Trust do not include 213,469 shares held by Atsuko Hamasaki as (i) trustee of the Yuen 1993 Irrevocable Trust (144,825 shares), and (ii) custodian for Mr. and Mrs. Yuen's children, Jennifer Wen Lee Yuen (31,465 shares) and Constance Kahlee Yuen (37,179). Mr. and Mrs. Yuen and the Thomas Yuen Family Trust disclaim beneficial ownership of the 213,469 shares held by Atsuko Hamasaki in the above-referenced capacities. The shares beneficially owned by Mr. and Mrs. Yuen and the Thomas Yuen Family Trust do not include 5,714 shares held by Mr. and Mrs. Yuen's adult daughter, Jennifer Wen Lee. Mr. and Mrs. Yuen and the Thomas Yuen Family Trust disclaim beneficial ownership of the 5,714 shares held by Jennifer Wen Lee.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Inapplicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Inapplicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         This filing is on behalf of Thomas C.K. Yuen, Misako Yuen and the Thomas Yuen Family Trust as members of a group pursuant to Rule 13d-1(d).

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Inapplicable.

ITEM 10. CERTIFICATION.

         Inapplicable.



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CUSIP No. 78464M 10 6               SCHEDULE 13G               Page 8 of 8 Pages

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                          February 14, 2001
                                                    ----------------------------
                                                                Date

                                                    /s/ THOMAS C.K. YUEN
                                                    ----------------------------
                                                    Thomas C.K. Yuen

                                                    /s/ MISAKO YUEN
                                                    ----------------------------
                                                    Misako Yuen



                                                    THOMAS YUEN FAMILY TRUST


                                                    By: /s/ THOMAS C.K. YUEN
                                                        ------------------------
                                                        Thomas C.K. Yuen
                                                        Co-Trustee


                                                    By: /s/ MISAKO YUEN
                                                        ------------------------
                                                        Misako Yuen
                                                        Co-Trustee

                                 EXHIBIT INDEX

        EXHIBIT
        NUMBER                    DESCRIPTION
        -------                   -----------

          A Agreement among Thomas C.K. Yuen, Misako Yuen and the Thomas Yuen Family Trust